UNITED STATES

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2007

SAN JOAQUIN BANCORP (Exact name of registrant as specified in charter)

California	000-52165	20-5002515

(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

1000 Truxtun Avenue, Bakersfield, California 93301

(Address of Principal Executive Offices) (Zip Code)

661-281-0360

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 22, 2007, Farmersville Village Grove Associates (a California Limited Partnership) (“Seller”) and Pacific West Communities, Inc. (“Buyer”) entered into a purchase agreement for the sale of a forty-eight unit apartment project known as Village Grove Apartments on property situated at 675 South Farmersville Blvd. in the City of Farmersville, County of Tulare, California.

The sale price is One Million Six Hundred Seventy-Five Thousand Dollars ($1,675,000.00) and is subject to the following terms: All cash including deposit, and subject to and contingent upon the assumption of an existing note secured by a first deed of trust in favor of the United States Department of Agriculture (USDA) in the anticipated approximate amount of $775,000, authorization of a tax-exempt bond sale by the California Debt Limit Allocation Committee and receipt of an allocation of federal tax credits by the California Tax Credit Allocation Committee. Under this structure, it is anticipated that Seller will net approximately $900,000 in cash subject to certain prorations and adjustments. This sale is further contingent upon buyer’s inspection of the property and inspection of compliance and property management records and accounting documents.

Buyer has until January 1, 2008 to examine and investigate all aspects of the subject property, and obtain all of the approvals set forth above. Escrow is expected to close in the first half of 2008.

At any time prior to the expiration of the Review Period, Buyer shall have the right in its sole discretion to terminate this Agreement for any reason whatsoever by giving written notice to Escrow Holder and Seller. It is further agreed that Seller has 60 days to review and investigate “recapture issues” with respect to this sale.

San Joaquin Bancorp (the “Company) is a California corporation registered as a bank holding company. San Joaquin Bank (the “Bank”) is a wholly-owned subsidiary of San Joaquin Bancorp. Kern Island Company is a wholly-owned subsidiary of the Bank which was formed in order to acquire, develop, sell or operate commercial or residential real property located in the Company's market area. Farmersville Village Grove Associates is a California limited partnership formed by the Bank and Kern Island Company to acquire and operate low-income housing projects under the auspices of the Rural Economic and Community Development Department (formerly Farmers Home Administration), United States Department of Agriculture. Kern Island Company is the 5% general partner and the Bank is the 95% limited partner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAN JOAQUIN BANCORP

By:	/s/ Stephen M. Annis

Executive Vice President
and Chief Financial Officer

Date: August 28, 2007